Exhibit (a)(1)(E)
NOTICE OF GUARANTEED DELIVERY OF WARRANTS
PURSUANT TO
OFFER TO EXERCISE
WARRANTS TO PURCHASE COMMON STOCK
OF
OCCIDENTAL PETROLEUM CORPORATION
All capitalized terms not defined in this letter shall have the meanings set forth in the Offer to Exercise Warrants to Purchase Common Stock of Occidental Petroleum Corporation, dated March 3, 2025 (together with any amendments or supplements thereto, the “Offer to Exercise”). This Notice of Guaranteed Delivery, or one substantially in the form hereof, must be used to accept the Offer to Exercise if:
•	The procedure for book-entry transfer cannot be completed on a timely basis, or
•
Time will not permit all required documents, including a signed copy of the Election to Participate and Exercise Warrants and any other required documents, to reach the Depositary prior to the Expiration Date.

TO: EQUINITI TRUST COMPANY, LLC

IF DELIVERING BY MAIL OR OVERNIGHT COURIER:	IF BY FACSIMILE:
Equiniti Trust Company, LLC Shareowner Services Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights, Minnesota 55120	Equiniti Trust Company, LLC Shareowner Services Voluntary Corporate Actions (866) 734-9952 (fax)

This Notice of Guaranteed Delivery, properly completed and duly executed, may be delivered by first-class mail delivery, overnight courier or facsimile to the Depositary Agent.
THIS NOTICE OF GUARANTEED DELIVERY MUST BE RECEIVED BY THE DEPOSITARY AGENT ON OR PRIOR TO THE TIME AND DATE OF EXPIRATION OF THE OFFER TO EXERCISE AT 5:00 P.M. (EASTERN TIME) ON MARCH 31, 2025, AS MAY BE EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION. DELIVERY OF THIS NOTICE OF GUARANTEED DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.
This form is not to be used to guarantee signatures. If a signature on an Election to Participate and Exercise Warrants is required to be guaranteed by an Eligible Institution under the instructions to the Election to Participate and Exercise Warrants, such signature guarantee must appear in the applicable space provided in the signature box on the Election to Participate and Exercise Warrants.
By signing this Notice of Guaranteed Delivery, you tender, upon the terms and subject to the conditions described in the Offer to Exercise, receipt of which you hereby acknowledge, the number of Warrants specified below pursuant to the guaranteed delivery procedure described in “Description of the Offer to Exercise — Section 7. Procedure for Participating in Offer to Exercise and Exercising Warrants” of the Offer to Exercise.

NUMBER OF WARRANTS TO BE TENDERED:
SIGNATURES

Signatures:

Name(s) of Holders(s):
(please type or print)

Address:
(Include Zip Code)

Daytime Area Code and Telephone Number:

Date:

Account Number(s):

GUARANTEE OF DELIVERY
(Not to be Used for Signature Guarantee)
The undersigned, an Eligible Institution, guarantees delivery to the Depositary Agent of the Warrants tendered, in proper form for transfer, or a confirmation that the Warrants tendered have been delivered pursuant to the procedure for book-entry transfer described in the Offer to Exercise, in each case together with a properly completed and duly executed Election to Participate and Exercise Warrants and any other required documents, all within one NYSE trading day after the date of receipt by the Depositary Agent of this Notice of Guaranteed Delivery.
The Eligible Institution that completes this form must communicate the guarantee to the Depositary Agent and must deliver the Election to Participate and Exercise Warrants within the time set forth above. Failure to do so could result in a financial loss to such Eligible Institution.

Name of Firm:

Authorized Signature:

Name:
(Please Print)

Title:

Address:

Areas Code(s) and Telephone Number(s):

Dated:             , 2025